SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13E-3/A

TRANSACTION STATEMENT UNDER SECTION 13(e)

OF THE SECURITIES EXCHANGE ACT OF 1934 AND RULE 13e-3 THEREUNDER

RULE 13e-3 TRANSACTION STATEMENT UNDER SECTION 13(e)

OF THE SECURITIES ACT OF 1934

NOBEL LEARNING COMMUNITIES, INC.

(Name of Issuer)

NOBEL LEARNING COMMUNITIES, INC.

SOCRATES ACQUISITION CORPORATION

GRYPHON PARTNERS II, L.P.

GRYPHON PARTNERS II-A, L.P.

CADIGAN INVESTMENT PARTNERS, INC.

A.J. CLEGG

JOHN FROCK

ROBERT ZOBEL

D. SCOTT CLEGG

(Names of Person(s) Filing Statement)

COMMON STOCK, PAR VALUE $0.001

(Title of Class of Securities)

654889 10 4

(CUSIP Number of Class of Securities)

A.J. CLEGG CHIEF EXECUTIVE OFFICER NOBEL LEARNING COMMUNITIES, INC. 1615 WEST CHESTER PIKE WEST CHESTER, PA 19382-7956 (484) 947-2000	MR. JEFFREY L. OTT MR. DAVID LUTTWAY SOCRATES ACQUISITION CORPORATION ONE EMBARCADERO CENTER, SUITE 2750 SAN FRANCISCO, CA 94111 (415) 217-7400

(Name, Address and Telephone Numbers of Person Authorized to Receive Notices and Communications on Behalf of Person(s) Filing Statement)

With Copies To:

KATHY E. HERMAN NOBEL LEARNING COMMUNITIES, INC. 1615 WEST CHESTER PIKE WEST CHESTER, PA 19382-7956 (484) 947-2000	DAVID C. CHAPIN ROPES & GRAY ONE INTERNATIONAL PLACE BOSTON, MA 02110 (617) 951-7000

This statement is filed in connection with (check the appropriate box):

a.	☒	The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.

b.	☐	The filing of a registration statement under the Securities Act of 1933.

c.	☐	A tender offer.

d.	☐	None of the above.

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: ☒

Transaction valuation*	Amount of filing fee**

$56,775,323.04	$11,355.06

*	For purposes of calculating the filing fee only. Pursuant to the Agreement and Plan of Merger by and between Socrates Acquisition Corporation (“Socrates”) and Nobel Learning Communities, Inc. (“NLCI”), dated as of August 5, 2002 and amended as of October 2, 2002, Socrates will merge with and into NLCI as the surviving corporation, and each issued and outstanding share of NLCI common stock and preferred stock (calculated on an as-converted basis to the nearest one-hundredth of a share), other than shares being exchanged for an equity interest in the surviving corporation and shares owned by stockholders who are entitled to and have exercised and perfected dissenters’ rights, will be converted into the right to receive $7.75 in cash. In addition, pursuant to the terms of the Agreement and Plan of Merger, each outstanding option and warrant will be canceled in exchange for (i) the excess, if any, of $7.75 over the per share exercise price of the option or warrant multiplied by (ii) the number of shares of common stock subject to the option or warrant exercisable as of the effective time of the merger. The aggregate number of securities to which this transaction applies: (i) (w) 6,201,461 shares of common stock, which represents the number of shares of common stock outstanding as of September 20, 2002 less shares that will be converted into equity interests of the surviving corporation upon completion of the merger, (x) 496,194.11 shares of Series A preferred stock, which represents the number of shares of Series A preferred stock outstanding as of September 20, 2002 less shares that will be converted into equity interests of the surviving corporation upon completion of the merger, (y) 2,096,714 shares of Series C preferred stock, which represents the number of shares of Series C preferred stock outstanding as of September 20, 2002 less shares that will be converted into equity interests in the surviving corporation upon completion of the merger, and (z) 1,063,830 shares of Series D preferred stock, which represents the number of shares of Series D preferred stock outstanding as of September 20, 2002 less shares that will be converted into equity interests in the surviving corporation upon completion of the merger, (ii) outstanding options to purchase an aggregate of 445,599 shares of common stock, all with a per share exercise price less than $7.75, which will be cashed out in connection with the merger and (iii) outstanding warrants to purchase an aggregate of 840,298 shares of common stock, all with an exercise price less than $7.75, which will be cashed out in connection with the merger.
**	The payment of the filing fee, calculated in accordance with Regulation 0-11 under the Securities Exchange Act of 1934, as amended, equals one-fiftieth of one percent of the total transaction value.

☒ Check the box if any part of the fee is offset as provided by Section 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $11,355.06

Form or Registration No.: Schedule 14A

Filing Party: Nobel Learning Communities, Inc.

Date Filed: October 2, 2002

Neither the Securities and Exchange Commission nor any state securities commission has: (i) approved or disapproved of the acquisition of Nobel Learning Communities, Inc. by Socrates Acquisition Corporation; (ii) passed on the merits or fairness of the acquisition or (iii) passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

INTRODUCTION

This Amendment No. 1 to the Rule 13e-3 transaction statement on Schedule 13E-3 is being filed with the Securities and Exchange Commission (the “Commission”) by Nobel Learning Communities, Inc. (“NLCI”), Socrates Acquisition Corporation (“Socrates”), Gryphon Partners II, L.P. (“Gryphon”), Gryphon Partners II-A, L.P., Cadigan Investment Partners, Inc. (“Cadigan”, and together with Gryphon and Gryphon Partners II-A, L.P., the “buying group”), A.J. Clegg, John Frock, Robert Zobel and D. Scott Clegg. This Schedule 13E-3 relates to the Agreement and Plan of Merger by and between Socrates and NLCI, dated as of August 5, 2002 and amended as of October 2, 2002 (the “Merger Agreement”). NLCI terminated the Merger Agreement on February 3, 2003.

Item 15. Additional Information.

    Item 1011

(b) OTHER MATERIAL INFORMATION. On February 3, 2003, NLCI terminated the Merger Agreement and issued a press release announcing such termination. Therefore, NLCI, Socrates, Gryphon, Gryphon Partners II-A, L.P., Cadigan, A.J. Clegg, John Frock, Robert Zobel and D. Scott Clegg will not be proceeding with the going private transaction described in the Schedule 13E-3 filed on October 3, 2002.

Item 16. Exhibits.

    Item 1016

(a)(1)	Preliminary Proxy Statement filed with the Securities and Exchange Commission on October 2, 2002 (incorporated herein by reference to the Proxy Statement).

(a)(2)	Form of Proxy Card, filed with the Securities and Exchange Commission along with the Proxy Statement (incorporated herein by reference to the Proxy Statement).

(a)(3)	Letter to Stockholders, filed with the Securities and Exchange Commission along with the Proxy Statement (incorporated herein by reference to the Proxy Statement).

(a)(4)	Notice of Special Meeting of Stockholders, filed with the Securities and Exchange Commission along with the Proxy Statement (incorporated herein by reference to the Proxy Statement).

(a)(5)	Press Release dated August 6, 2002 (incorporated herein by reference to Exhibit 99.1 of the Current Report on Form 8-K filed by Nobel Learning Communities, Inc. on August 8, 2002, File No. 1-1003).

(a)(6)

Press Release dated November 14, 2002 (incorporated herein by reference to Exhibit 99.1 of the Current Report on Form 8-K filed by Nobel Learning Communities, Inc. on November 15, 2002, File No. 1-1003).

(a)(7)

Letter Agreement entered into on January 7, 2003 between Nobel Learning Communities, Inc. and Socrates Acquisition Corporation (incorporated herein by reference to Exhibit 99.1 of the Current Report on Form 8-K filed by Nobel Learning Communities, Inc. on January 14, 2003, File No. 1-1003).

(a)(8)

Press Release dated January 13, 2002 (incorporated herein by reference to Exhibit 99.2 of the Current Report on Form 8-K filed by Nobel Learning Communities, Inc. on January 14, 2003, File No. 1-1003).

(a	)(9)

Press Release dated February 3, 2003 (incorporated herein by reference to Exhibit 99.1 of the Current Report on Form 8-K filed by Nobel Learning Communities, Inc. on February 4, 2003, File No. 1-1003).

(b	)(1)

Commitment Letter of BNP Paribas to Gryphon Partners II, L.P. and Cadigan Investment Partners, Inc. dated as of August 5, 2002, together with an amendment dated as of October 2, 2002 (incorporated herein by reference to Exhibit (b)(1) of Schedule 13E-3 filed on October 3, 2002).

(c	)(1)	Opinion of Legg Mason Wood Walker, Incorporated dated August 5, 2002 (incorporated herein by reference to Appendix B to the Proxy Statement).

(c	)(2)	Presentation materials, dated August 4, 2002, prepared by Legg Mason Wood Walker, Incorporated (incorporated herein by reference to Exhibit (c)(2) of Schedule 13E-3 filed on October 3, 2002).

(d	)(1)

Revised Commitment Letter of Gryphon Partners II, L.P. to Socrates Acquisition Corporation dated as of October 2, 2002 (incorporated herein by reference to Exhibit (d)(1) of Schedule 13E-3 filed on October 3, 2002).

(d	)(2)

Commitment Letter of Cadigan Investment Partners, Inc. to Socrates Acquisition Corporation dated as of August 5, 2002 (incorporated herein by reference to Exhibit (d)(2) of Schedule 13E-3 filed on October 3, 2002).

(d	)(3)	Revised Commitment Letter of A.J. Clegg to Socrates Acquisition Corporation dated as of October 2, 2002 (incorporated herein by reference to Exhibit (d)(3) of Schedule 13E-3 filed on October 3, 2002).

(d	)(4)

Commitment Letters of each of John Frock, Robert Zobel and D. Scott Clegg to Socrates Acquisition Corporation (incorporated herein by reference to Exhibit 2 of the Schedule 13-D/A filed with the Securities and Exchange Commission on August 8, 2002, File No. 005-45470).

(d	)(5)

Senior Management Arrangements Term Sheet between Socrates Acquisition Corporation and each of the following individuals: A.J. Clegg, John Frock, Robert Zobel and D. Scott Clegg (incorporated herein by reference to Exhibit 3 of the Schedule 13-D/A filed with the Securities and Exchange Commission on August 8, 2002, File No. 005-45470).

(d	)(6)

Form of Voting Agreement, dated August 5, 2002, entered into between Socrates Acquisition Corporation and each of the following individuals: A.J. Clegg, John Frock, Robert Zobel and D. Scott Clegg (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by Nobel Learning Communities, Inc. on August 8, 2002, File No. 1-1003).

(d	)(7)

Agreement and Plan of Merger dated as of August 5, 2002 and amended as of October 2, 2002 by and between Nobel Learning Communities, Inc. and Socrates Acquisition Corporation (incorporated herein by reference to Appendix A to the Proxy Statement).

(f	)	Section 262 of the Delaware General Corporation Law (incorporated herein by reference to Appendix C to the Proxy Statement).

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 18, 2003

NOBEL LEARNING COMMUNITIES, INC.

By:	/s/ A.J. CLEGG
A. J. Clegg Chairman of the Board, President and Chief Executive Officer

SOCRATES ACQUISITION CORPORATION

By:	/s/ DAVID LUTTWAY
David Luttway Co-President

By:	/s/ JEFF OTT
Jeff Ott Co-President

GRYPHON PARTNERS II, L.P.

By:	/s/ R. DAVID ANDREWS
R. David Andrews Managing Member

GRYPHON PARTNERS II-A, L.P.

By:	/s/ R. DAVID ANDREWS
R. David Andrews Managing Member

CADIGAN INVESTMENT PARTNERS, INC

By:	/s/ MICHAEL T. TOKARZ
Michael T. Tokarz Chairman of the Board

By:	/s/ PERICLES NAVAB
Pericles Navab President

A.J. CLEGG

/s/ A.J. CLEGG
A.J. Clegg

JOHN FROCK

/s/ JOHN FROCK
John Frock

ROBERT ZOBEL

/s/ ROBERT ZOBEL
Robert Zobel

D. SCOTT CLEGG

/s/ D. SCOTT CLEGG
D. Scott Clegg

EXHIBIT INDEX

Exhibit No.	Description

(a)(1)	Preliminary Proxy Statement filed with the Securities and Exchange Commission on October 2, 2002 (incorporated herein by reference to the Proxy Statement).

(a)(2)	Form of Proxy Card, filed with the Securities and Exchange Commission along with the Proxy Statement (incorporated herein by reference to the Proxy Statement).

(a)(3)	Letter to Stockholders, filed with the Securities and Exchange Commission along with the Proxy Statement (incorporated herein by reference to the Proxy Statement).

(a)(4)	Notice of Special Meeting of Stockholders, filed with the Securities and Exchange Commission along with the Proxy Statement (incorporated herein by reference to the Proxy Statement).

(a)(5)	Press Release dated August 6, 2002 (incorporated herein by reference to Exhibit 99.1 of the Current Report on Form 8-K filed by Nobel Learning Communities, Inc. on August 8, 2002, File No. 1-1003).

(a)(6)

Press Release dated November 14, 2002 (incorporated herein by reference to Exhibit 99.1 of the Current Report on Form 8-K filed by Nobel Learning Communities, Inc. on November 15, 2002, File No. 1-1003).

(a)(7)

Letter Agreement entered into on January 7, 2003 between Nobel Learning Communities, Inc. and Socrates Acquisition Corporation (incorporated herein by reference to Exhibit 99.1 of the Current Report on Form 8-K filed by Nobel Learning Communities, Inc. on January 14, 2003, File No. 1-1003).

(a)(8)

Press Release dated January 13, 2002 (incorporated herein by reference to Exhibit 99.2 of the Current Report on Form 8-K filed by Nobel Learning Communities, Inc. on January 14, 2003, File No. 1-1003).

(a)(9)

Press Release dated February 3, 2003 (incorporated herein by reference to Exhibit 99.1 of the Current Report on Form 8-K filed by Nobel Learning Communities, Inc. on February 4, 2003, File No. 1-1003).

(b)(1)

Commitment Letter of BNP Paribas to Gryphon Partners II, L.P. and Cadigan Investment Partners, Inc. dated as of August 5, 2002, together with an amendment dated as of October 2, 2002 (incorporated herein by reference to Exhibit (b)(1) of Schedule 13E-3 filed on October 3, 2002).

(c)(1)	Opinion of Legg Mason Wood Walker, Incorporated dated August 5, 2002 (incorporated herein by reference to Appendix B to the Proxy Statement).

(c)(2)	Presentation materials, dated August 4, 2002, prepared by Legg Mason Wood Walker, Incorporated (incorporated herein by reference to Exhibit (c)(2) of Schedule 13E-3 filed on October 3, 2002).

(d)(1)

Revised Commitment Letter of Gryphon Partners II, L.P. to Socrates Acquisition Corporation dated as of October 2, 2002 (incorporated herein by reference to Exhibit (d)(1) of Schedule 13E-3 filed on October 3, 2002).

(d)(2)

Commitment Letter of Cadigan Investment Partners, Inc. to Socrates Acquisition Corporation dated as of August 5, 2002 (incorporated herein by reference to Exhibit (d)(2) of Schedule 13E-3 filed on October 3, 2002).

(d)(3)	Revised Commitment Letter of A.J. Clegg to Socrates Acquisition Corporation dated as of October 2, 2002 (incorporated herein by reference to Exhibit (d)(3) of Schedule 13E-3 filed on October 3, 2002).

7

(d	)(4)

Commitment Letters of each of John Frock, Robert Zobel and D. Scott Clegg to Socrates Acquisition Corporation (incorporated herein by reference to Exhibit 2 of the Schedule 13-D/A filed with the Securities and Exchange Commission on August 8, 2002, File No. 005-45470).

(d	)(5)

Senior Management Arrangements Term Sheet between Socrates Acquisition Corporation and each of the following individuals: A.J. Clegg, John Frock, Robert Zobel and D. Scott Clegg (incorporated herein by reference to Exhibit 3 of the Schedule 13-D/A filed with the Securities and Exchange Commission on August 8, 2002, File No. 005-45470).

(d	)(6)

Form of Voting Agreement, dated August 5, 2002, entered into between Socrates Acquisition Corporation and each of the following individuals: A.J. Clegg, John Frock, Robert Zobel and D. Scott Clegg (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by Nobel Learning Communities, Inc. on August 8, 2002, File No. 1-1003).

(d	)(7)

Agreement and Plan of Merger dated as of August 5, 2002 and amended as of October 2, 2002 by and between Nobel Learning Communities, Inc. and Socrates Acquisition Corporation (incorporated herein by reference to Appendix A to the Proxy Statement).

(f	)	Section 262 of the Delaware General Corporation Law (incorporated herein by reference to Appendix C to the Proxy Statement).